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Private & Confidential	Exhibit 4.6

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Dated 5th September 2008

HSBC ASIA HOLDINGS B.V.	(1)

and
STUART GULLIVER	(2)

SERVICE AGREEMENT

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THIS AGREEMENT is dated------------------------------- 2008 and is made

BETWEEN:

(1) HSBC Asia Holdings B.V. (No. 33296181), whose registered office is at De entrée 242, 1101 EE Amsterdam, The Netherlands (the “Company”); and

(2) Stuart Gulliver of 8 Canada Square, London E14 5HQ (the “Executive”).

NOW IT IS HEREBY AGREED as follows:

1	Appointment

1.1	The Company shall continue to employ the Executive and the Executive agrees to act as a senior executive of the Company at Band 0. The Executive shall continue to be seconded to HSBC Holdings plc (“HSBC”) as Chief Executive of the Global Banking and Markets Division of the Group (including HSBC Global Asset Management) and agrees to do so on and subject to the following terms, conditions and provisions of this Agreement.

1.2	The Executive will report to the Group Chief Executive although HSBC or the Company may change the person or persons to whom the Executive reports at any time, subject always to such reporting line being appropriate to the Executive’s seniority within the Group and status as an executive director of HSBC.

2	Remuneration

2.1	HSBC shall pay to the Executive on behalf of the Company, a gross salary, currently at the rate of £800,000 per annum (the “Basic Salary”) less appropriate tax, national insurance contributions and any other applicable statutory deductions (together “Statutory Deductions”) which shall accrue day to day and be payable by equal monthly instalments in arrears on or about the 20th of each calendar month. The Board will review the Executive’s salary annually in March (except where notice has been given by either party, following which no review will be carried out). There is no obligation on HSBC or the Company to increase the Executive’s salary pursuant to any such review or otherwise.

2.2	HSBC on behalf of the Company may also, at its sole discretion both as to whether to pay any variable incentive compensation (including any bonus or deferred bonus in the form of cash or equity) (“Variable Pay”) and, if so how much, pay the Executive Variable Pay of such amount as the Board may determine in respect of each complete financial year of HSBC during which the Employment subsists. For so long as the Executive continues to have material and direct oversight of the Group’s wholesale banking business, in exercising its discretion under this clause 2.2, the Company and HSBC shall take into account market compensation practice in the wholesale banking sector at the relevant time (which as at the date of this Agreement, is acknowledged to include a higher performance-related Variable Pay element than is typical in the rest of the financial services industry). The Executive acknowledges that he has no contractual right to receive any Variable Pay until it is declared in writing in respect of the financial year to which it relates and that he will not acquire such a right on the basis that during the Employment he has received one or more Variable Pay awards.

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2.3	The operation of and all arrangements relating to any such Variable Pay including the payment or award date as applicable, will be at the Board’s discretion which may choose to terminate, replace or amend any such arrangement.

2.4	Subject to clause 2.5 the Executive shall not be entitled to be considered for and/or to receive any Variable Pay, if on the date that any such Variable Pay is due to be paid, released or distributed (as applicable) he is no longer employed by the Company or any Group Company (for whatever reason and howsoever caused and whether the termination of the Employment was in breach of contract or otherwise), or is under notice of termination of employment (whether such notice is given by the Executive or by the Company), or is not assigned any duties in accordance with the garden leave provisions at clause 14.4, or is suspended pursuant to the terms of this Agreement or subject to disciplinary proceedings.

2.5	In the event that (i) the Company terminates the Employment other than pursuant to clause 14.1.2; or (ii) the Executive resigns for Good Reason; or (iii) in the event that either the Executive or the Company give notice in writing to terminate the Employment (other than in response to the other party’s repudiatory breach of contract) within 12 months following a Corporate Change, the Executive shall be entitled to

2.5.1	be paid any due and unpaid Variable Pay for a prior completed financial year; and

2.5.2	be considered for pro-rata Variable Pay in respect of the period in the financial year in which the Employment terminates, during which the Executive has been in active employment by the Company. In exercising its discretion, the Company will take into account the Executive’s performance, his Variable Pay (cash and deferred) history for commensurate performance in respect of the three financial years prior to the financial year in which the Employment terminates, and the appropriate prevailing market rate for the Executive’s role and performance.

2.6	For the purposes of clause 2.5 Corporate Change means (subject to 2.6.3):

2.6.1	If any person (i) obtains control of HSBC (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire the shares in HSBC, or (ii) having obtained such control makes such an offer, or (iii) obtains such control following any scheme of arrangement under section 425 of the Companies Act 1985 or any corresponding arrangement under Part 26 of the Companies Act 2006. For these purposes, a person shall be deemed to have obtained control of HSBC if he and others acting in concert with him have together obtained control of it.

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2.6.2	If HSBC acquires (the. “Reverse Transaction”) any company, assets or business as a result of which there is a change in boardroom control of HSBC or where shareholders in HSBC immediately prior to completion of the Reverse Transaction cease to hold more than 50 per cent of the ordinary share voting rights in HSBC immediately following completion of the Reverse Transaction; and a change in boardroom control for the purposes of this sub clause shall mean where the individuals who are directors of HSBC immediately prior to completion of the Reverse Transaction shall cease (as a direct consequence of the Reverse Transaction at the request of the other party or parties involved in the Reverse Transaction) to constitute a majority of the directors of HSBC, or of any successor to HSBC (and for these purposes “completion of the Reverse Transaction” shall include completion of any associated changes to the Board which are publicly announced in conjunction with and are made as a direct consequence of the Reverse Transaction).

2.6.3	Any general offer, compromise, arrangement or Reverse Transaction, the purpose or effect of which is to create a new holding company for HSBC which has substantially the same shareholders with the same proportionate shareholdings immediately following the relevant event as of HSBC immediately prior to the relevant event, shall not be a Corporate Change.

2.7	The remuneration specified in clauses 2.1 and 2.2 shall be inclusive of any fees to which the Executive may be entitled as a director of HSBC , or any Group Company, or of any other company or any unincorporated body in which the Executive holds the office as nominee or representative of HSBC or any Group Company.

2.8	Payment of salary and any Variable Pay to the Executive shall be made either by HSBC or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit, subject always to the Company’s reasonable consideration of any detrimental net employment tax consequences on the Executive, by doing so.

2.9	Payments made to the Executive by HSBC (or such other Group Company to which the Executive is seconded from time to time) are made for and on behalf of the Company.

2.10	The Executive may he entitled to participate in the HSBC Share Plan dated 27 May 2005 (the “2005 Plan”), or any other employee share scheme established by the Group from time to time. Any such right to participate is subject to the rides of the relevant scheme and shall be at the discretion of the Board.

2.10.1	If the Executive is entitled to participate in such a scheme, his rights under such scheme will be subject to and in accordance with the rules of that scheme. Subject to such rules, the rights and obligations of the Executive under the terms and conditions of his office or employment shall not be affected by his participation in the scheme or any right he may have to participate in the scheme.

2.10.2	Subject to the rules of the relevant scheme, in participating in such a scheme, the Executive waives any rights to compensation or damages from the Company arising from the loss or failure to receive any rights or benefits under the scheme (or the diminution in value of such rights or benefits) as a result of:

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	(a)	the termination of his office or employment and/or giving notice of termination of employment with any Group Company for any reason whatsoever (whether lawful or unlawful); and/or

	(b)	the ex exercise or failure to exercise any discretion conferred by the rules of the scheme.

2.11	It is agreed irrevocably and unconditionally that if the Executive’s employment with the HSBC Group terminates for any of the following reasons:

	(a)	termination by the Company by reason of injury, ill-health, disability;

	(b)	termination by the Company by reason of redundancy (within the meaning of section 139 of the Employment Rights Act 1996);

	(c)	termination by the Company for any reason other than termination pursuant to clause 14.1.2;

	(d)	death; or

	(e)	resignation for Good Reason,

then HSBC on behalf of the Company, will recommend to the Remuneration Committee under the 2005 Plan, that they define and treat the Executive as a ‘Good Leaver’, in order that awards whether held by the Executive now or granted to him hereafter, and which continue to be held by him at the Termination Date shall be exercised in his favour such that he shall become entitled to the maximum permissible under the 2005 Plan rules.

3	Benefits

3.1	Car
HSBC on behalf of the Company shall pay to the Executive a car allowance of £7,800 per annum, monthly in arrears, less Statutory Deductions.

3.2	Pension

The Executive will continue to be a member of an offshore defined contribution pension plan called Trailblazer (the “Scheme”) subject to its rules from time to time in force, which was established by HSBC in conjunction with its tax advisers Deloitte and which is administered by the Royal Bank of Canada Trustees (Jersey) Limited. HSBC on behalf of the Company will make an employer contribution of 30 per cent. of Basic Salary per annum into the Scheme, payable by monthly instalments. Details of the Scheme are set out in the Explanatory Booklet, a copy of which is available from Deloitte. The Scheme is not a contracted-out scheme for the purposes of the Pension Schemes Act 1993. The Company and HSBC reserves the right in its absolute discretion to terminate or substitute another pension scheme for the Scheme at any time. Any such termination or substitution will not constitute a breach of contract.

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3.3	Personal Accident Insurance Cover

The Executive is entitled to non-contributory membership of HSBC’s personal accident insurance scheme.

3.4	Season Ticket Loan

The Executive is entitled to participate in HSBC’s season ticket loan scheme.

3.5	Clubs

HSBC on behalf of the Company shall make payments on the Executive’s behalf in respect of the annual membership subscription of two clubs or such similar two clubs as the Executive shall nominate each year, to be approved by the Company through HSBC’s Group Managing Director, Human Resources.

3.6	Medical Benefits

Subject to clause 3.6.2, the Executive shall participate in the schemes set out under this clause 3.6 subject always to the relevant schemes’ terms and conditions from time to time in force and subject to the Executive meeting the requirements of the relevant scheme and being deemed eligible by the relevant insurance provider. The Company shall not be liable to provide any benefits or any compensation in lieu thereof or take any action to enforce the provision of such benefits in circumstances where the scheme provider refuses for any reason whatsoever, to provide any benefits to the Executive.

3.6.1	Health Checks

The Executive is eligible for an annual voluntary health check with a medical adviser appointed and paid for by HSBC on behalf of the Company.

3.6.2	Medical Cover

The Executive and his spouse/partner and eligible dependants are entitled to participate in the HSBC Group International Health Scheme (the “Health Scheme”). The Health Scheme is provided by HSBC and all terms and conditions relating to it will be subject to HSBC’s discretion, such discretion to be exercised reasonably at all times. The Health Scheme’s administration is currently provided by BUPA International and CIGNA, depending on location.

3.6.3	Permanent Health Insurance

If the Executive is unable by reason of illness or injury, to perform the material or substantial parts of his duties hereunder, following a period of absence from work in excess of 26 consecutive weeks, the Executive will be eligible to be considered for a monthly payment equivalent to 50 per cent. of monthly Basic Salary. In the event of such payment, employer pension contributions to the Scheme will continue to be made in accordance with clause 3.2.

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3.6.4	Life Assurance Cover

In the event of the Executive’s death, a sum equivalent to four times annual Basic Salary will be paid to the Executive’s nominated beneficiaries, subject to Trustee approval.

3.7	Directors’ and Officers’ Liability

The Executive shall benefit from cover under HSBC’s policy on Directors’ and Officers’ Liability (including Outside Directors’ and Officers’ Liability) subject always to the rules of the policy from time to time in force.

4	Duration of the Employment

4.1	The Employment pursuant to this Agreement shall commence on the Commencement Date and, subject to clauses 14 and 5.3, shall continue until terminated by either party giving to the other not less than twelve months’ notice in writing.

4.2	Notwithstanding clause 4.1, and any retirement date specified in any applicable pension scheme, the Employment shall automatically terminate when the Executive reaches the normal retiring age from time to time applicable to senior executives of the Company which, for the avoidance of doubt, is currently 65.

4.3	The Executive’s period of continuous employment commenced on 1 October 1980.

5	Scope and Duties of the Employment

5.1	In the Executive’s position as Chief Executive of the Global Banking and Markets Division of the Group (including HSBC Global Asset Management) he shall:

5.1.1	devote the whole of his time, attention and skill to his duties;

5.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

5.1.3	obey the reasonable and lawful directions of the Board;

5.1.4	at all times act in and promote the best interests of HSBC, the Company and any Group Company;

5.1.5	perform his services in a professional and competent manner and in cooperation with others;

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5.1.6	comply with all of HSBC’s the Company’s and Group Company’s codes, rules, regulations, policies and procedures and (including without limitation the Compliance Manual), any such code, practice, rules or regulations of any association or professional body to which HSBC, the Company and/or the Executive belong from time to time and the rules, principles and regulations of the UK Listing Authority (including the Model Code for transactions in securities by directors and certain senior executives of listed companies), the FSA and any other relevant regulatory authority relevant to HSBC, the Company or any Group Company; and

5.1.7	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of and activities in relation to the business of HSBC and any Group Company and provide such explanations in connection therewith as the Board may require from time to time, including for the avoidance of doubt, any misconduct of other employees or directors or his own.

5.2	The Executive shall comply with:

5.2.1	the rules, principles and regulations of the London Stock Exchange plc, The Stock Exchange of Hong Kong Limited, the FSA and any other relevant regulatory authority or law or regulation which may impose any obligation on the Executive which are relevant to his duties and offices under this appointment; and

5.2.2	every regulation of HSBC for the time being in force in relation to dealings in shares or other securities of HSBC or any Group Company;

insofar as they may affect him, HSBC, the Company, any Group Company or its or their directors, officers or employees.

5.3	The Executive’s continued employment will be subject to him continuing to hold approved status for any position he may hold that requires FSA approval. In the event of approval being withdrawn (under current FSA regulations this includes instances such as insider dealing and market manipulation) in respect of the Executive’s current duties within the Group or any subsequent duties, notwithstanding clause 4.1 the Company reserves the right to summarily terminate the Employment with no liability to make any further payment to him (other than in respect of amounts accrued due at the Termination Date). If the Executive’s current duties do not require registration with the FSA, his role in the future may require him to pass regulatory exams and/or obtain regulatory registrations. It is therefore a condition of the Executive’s continuing employment that he passes any such exams and obtains such registrations.

5.4	The Company and HSBC reserve the right to appoint any other person or persons to act jointly with the Executive in the event that the Executive is not assigned any duties in accordance with the garden leave provisions at clause 14.4 (or in place of the Executive if he is suspended in accordance with the provisions of this Agreement) in any position to which he may be assigned from time to time.

5.5	The Executive shall, if and so long as the Company requires, and without any further remuneration therefor (except as otherwise agreed):

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5.5.1	carry out duties on behalf of any Group Company; and

5.5.2	act as a director or officer of any Group Company.

5.6	The Company may at its sole discretion transfer the Executive’s employment and assign the provisions of this Agreement to any Group Company at any time, subject always to the Company’s reasonable consideration of any detrimental net employment tax consequences on the Executive, by doing so.

5.7	The Executive agrees that a copy of clauses 5, 11, 12 and 15 of this Agreement will be provided by him to any person, firm, company or other entity making an offer of employment, appointment as a director or officer, agency, consultancy, partnership or joint venture to him during the Employment immediately upon receiving any such offer. If any such offer is received after the Termination Date but whilst any restrictions in clause 15 remain in force a copy of clauses 12 and 15 will be provided by him immediately upon receiving any such offer.

6	Hours and place of work

6.1	HSBC’s standard working week is 35 hours (excluding unpaid lunch breaks). The Executive shall be required to work such hours, including additional hours (without further remuneration) as are necessary for the proper performance of the duties hereunder.

6.2	Notwithstanding clauses 6.1 and 6.3 the Executive acknowledges that because of the autonomous nature of his role, the duration of the Executive’s working time is not measured or monitored or determined by the Company or HSBC so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations as may from time to time come into force) does not apply to the Executive’s Employment.

6.3	The Executive agrees that his working time may exceed an average 48 hours for each 7 day period and agrees that the limit specified in Regulation 4(1) of the Working Time Regulations 1998 should not apply. The Executive accordingly agrees to “opt-out” from the limit for working time set out in Regulation 4(1). The Executive and the Company may terminate this Agreement to disapply this 48 hour limit by giving 3 months’ notice in writing. The Executive further agrees that in order to enable the Company to maintain accurate records the Executive will comply in a comprehensive and timely manner with the Company’s time-recording procedures.

6.4	The Executive’s place of work will be HSBC’s offices at 8 Canada Square, London, E14 SHQ or at any other place of business of the HSBC or the Group within the United Kingdom which the Company or HSBC may reasonably require for the proper performance and exercise of his duties, or by mutual agreement, overseas, on either a temporary or an indefinite basis. The Executive will be given reasonable notice of any permanent change in his place of work. In the performance of the duties hereunder, the Executive may be required to travel and undertake his duties both throughout and outside the United Kingdom.

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7	Deductions

For the purposes of the Employment Rights Act 1996, the Executive hereby authorises HSBC on behalf of the Company to deduct from the remuneration hereunder any sums due from the Executive to the Company or to HSBC including, without limitation, any overpayments, loans or advances made to him by the Company or HSBC, the cost of repairing any damage or loss to HSBC’s or the Company’s property caused by the Executive (and of recovering such costs) and any losses suffered by HSBC or the Company as a result of any negligence or breach of duty by the Executive or sums in respect of sub-clause 10.6 of this Agreement.

8	Expenses

HSBC on behalf of the Company shall reimburse the Executive in respect of all expenses reasonably incurred by the Executive in the proper performance of the duties hereunder, subject to the Executive providing such receipts or other evidence as HSBC may require, and subject to HSBC’s rules and policies from time to time relating to expenses.

9	Holidays

9.1	The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in the United Kingdom and a further 30 working days’ paid holiday in each holiday year (being the period from 1 January to 31 December) including one period of 10 consecutive working days which must be taken as Core Leave. The Executive’s holiday shall be taken at such times as are agreed with the Group Chief Executive.

9.2	In the holiday year in which the Employment terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year. If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to the Executive and the Executive hereby authorises HSBC on behalf of the Company to make such deduction. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make payment in lieu thereof.

9.3	Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Group Chief Executive. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof unless otherwise agreed by HSBC’s Group Managing Director, Human Resources in accordance with the holiday policy applicable to Executive Directors from time to time.

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10	Sickness benefits

10.1	The Executive shall continue to receive the Basic Salary during any period of absence on medical grounds in accordance with the sick pay policy set out in HSBC’s Employee Handbook (“Company Sick Pay”), provided that the Executive complies in full with any of the requirements set out in the Employee Handbook and clause 10.2 below. Thereafter during any period that the Executive remains absent on medical grounds, the Executive will only be entitled to such salary and benefits, if any, as the Board shall in its absolute discretion from time to time allow. Upon the Executive’s return to work from such absence to perform his duties hereunder, he shall be entitled to receive the Basic Salary and the benefits set out at clause 3, pursuant to the terms of this Agreement and subject to any relevant scheme rules.

10.2	At any time during the Employment, the Executive shall, if so required by the Board, undergo, at the expense of HSBC, an examination by a registered medical practitioner or practitioners to be nominated by HSBC. The Executive authorises the medical practitioner to disclose and discuss with the Company and HSBC any report prepared as a result of any such examination pursuant to the Access to Medical Reports Act 1988. The Company has the right to postpone the Executive’s return to work (and the continuance or reinstatement of his normal pay, if appropriate) until the medical practitioner has confirmed that the Executive is fit to perform his duties.

10.3	Payment of the Executive’s Basic Salary pursuant to clause 10.1 shall be inclusive of any sick pay to which the Executive may be entitled by law. HSBC on behalf of the Company will deduct any other statutory benefits if applicable due to the Executive, together with any Statutory Deductions.

10.4	During the Executive’s absence from work on medical grounds, the Executive will continue to be covered by HSBC’s pension and life assurance arrangements, private medical insurance and personal accident insurance. The Executive’s entitlement to participation in any Variable Pay scheme and the accrual of holiday entitlement shall cease on the expiry of the payment of Company Sick Pay until such time as the Executive is able to perform his duties hereunder.

10.5	Any outstanding or prospective entitlement to pay in accordance with clause 10.1, private medical insurance, or long term disability benefits or any other benefits shall not prevent the Company from terminating the Employment in accordance with the terms of this Agreement when the Executive is absent through sickness or injury at any time. The Company shall not be liable for any loss in relation to any such outstanding or prospective entitlements, which arises from such termination.

10.6	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable in respect of the period of the Executive’s incapacity, then the Executive shall:

10.6.1	forthwith notify HSBC of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

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10.6.2	if HSBC so requires, refund to HSBC such sum as HSBC may determine, not exceeding the lesser of:

(a) the amount of damages recovered by the Executive under such compromise, settlement or judgment; and

(b) the sums advanced to the Executive by HSBC in respect of the period of incapacity subject to any deductions made by any court or tribunal that takes into account the payments made to the Employee in this clause 10 when awarding any such damages or compensation.

11	Restrictions during the Employment

11.1	The Executive shall not during the Employment directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation be employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange plc or in respect of which dealing takes place on the Alternative Investment Market on the London Stock Exchange plc or The Stock Exchange of Hong Kong Limited or any Recognised Investment Exchange or any Designated Investment Exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

11.2	The Executive shall obtain the Board’s prior written approval before accepting appointment as a non- executive director of any company outside the Group as required in accordance with HSBC’s Policy on Directors’ other Directorships, from time to time in force. Approval is currently limited to one FTSE100 constituent company or other significant company in the UK or elsewhere.

11.3	The Executive shall not (and shall procure so far as the Executive is able that his spouse, infant children and other connected persons, within the meaning of section 252 of the Companies Act 2006, shall not) deal or become or cease to be interested in any securities of HSBC, except in accordance with HSBC’s code of conduct for transactions in HSBC Group Securities.

11.4	Subject to any regulations issued by HSBC, the Executive and connected persons as defined in section 252 of the Companies Act 2006 (“Connected Person”) shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by the Executive) by or on behalf of HSBC or any Group Company and if he (or any firm or company in which he is interested or any Connected Person) shall obtain any such discount, rebate or commission the Executive shall account to HSBC or the relevant Group Company for the amount received by the Executive (or a due proportion of the amount received by such company or firm having regard to the extent of the Executive’s interest therein).

11.5	During the Employment, the Executive agrees that he will not, in competition with HSBC or any Group Company:

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11.5.1	deal with, canvass, solicit or endeavour to take away from HSBC or any Group Company, whether directly or indirectly and whether on his own behalf or on behalf of any other person, firm, company or other entity any customers or prospective customers; or

11.5.2	directly or indirectly induce, solicit or otherwise entice or endeavour to entice any individual employed or engaged by the Company, HSBC or any Group Company, to terminate his or her employment or engagement with the Company, HSBC or any Group Company; or

11.5.3	directly or indirectly make preparations to compete with any business carried on by the Company, HSBC or any Group Company.

11.6	During the Employment the Executive shall inform the appropriate member of the Board without delay if he becomes aware that any director, officer, or senior employee of the Company, HSBC or any Group Company is or is planning to materially breach any of the provisions of their contract of employment or implied duties of loyalty, good faith and fidelity.

12	Confidential Information and company documents

12.1	The Executive recognises that, whilst performing the duties hereunder for HSBC the Executive will have access to and come into contact with trade secrets and confidential information belonging to the Company, HSBC and/or any Group Company, and will obtain personal knowledge of and influence over its or their customers, suppliers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 12 are reasonable and necessary to protect the legitimate business interests of the Company, HSBC and the Group both during and after the termination of the Employment. The Executive shall neither during the Employment (except in the proper performance of the duties) nor at any time (without limit) after the termination of the Employment directly or indirectly:

12.1.1	divulge or communicate to any person, company, business entity or other organisation; or

12.1.2	use for his own purposes or for any purposes other than those of HSBC or any Group Company; or

12.1.3	through any failure to exercise due care and diligence, cause any unauthorised disclosure of:

any trade secrets or Confidential Information relating to HSBC or any Group Company, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

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12.2	“Confidential Information” shall include details of suppliers and their terms of business, details of customers, clients and prospective customers/clients and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, any information which the Executive either is aware or reasonably ought to know is confidential, and any information which has been given to HSBC, the Company or any Group Company in confidence by customers, suppliers or other persons.

12.3	All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of HSBC, the Company or any Group Company (and any copies of the same):

12.3.1	shall be and remain the property of HSBC, the Company or the relevant Group Company; and

12.3.2	shall be handed over by the Executive to HSBC or to the relevant Group Company on demand and in any event on the termination of the Employment.

13	Inventions and other intellectual property

13.1	The Executive may make inventions or create other intellectual property during the Employment. In this respect the Executive has a special responsibility to further the interests of the Company, HSBC and the Group given the Executive’s position at HSBC and the remuneration paid to the Executive under this Agreement.

13.2	In recognition of the Executive’s position, remuneration and responsibility, the Executive acknowledges and agrees that any invention, improvement, design, process, information, copyright work, trade mark, trade name or get-up or any other intellectual property (together the “Intellectual Property”) made, created or discovered by him during the Employment (whether capable of being patented or registered or not) in conjunction with or in any way affecting or relating to the business of HSBC, the Company or any Group Company or capable of being used or adapted for use in HSBC, the Company or any such Group Company or in connection therewith shall be immediately disclosed to the Company and shall belong to and be the absolute property of HSBC, the Company or such Group Company as the Company may direct.

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13.3	However clause 13.2 shall only apply to the extent that any invention was made by the Executive in the course of his duties or in the course of duties falling outside the Executive’s normal duties but which have been specifically assigned to him (together “Duties”) and (i) such invention was reasonably expected to result therefrom; and/or (ii) at the time of making the invention, because of the nature of his Duties and the particular responsibilities arising therefrom, the Executive had a special obligation to further the interests of the Company and HSBC.

13.4	The Executive acknowledges that he has no rights, interest or claims, either during the Employment or after the termination of the Employment, in or to any such Intellectual Property and he shall not use such Intellectual Property other than during the period of the Employment and for the purpose of HSBC, the Company or the Group.

13.5	If and whenever required to do so by the Company, (whether during the Employment or after its termination), the Executive shall at the expense of the Company or such Group Company as the Company may direct:

13.5.1	apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such Intellectual Property; and

13.5.2	execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in HSBC, the Company or such Group Company or in such other person as the Company may specify.

13.6	The Executive agrees that he irrevocably and unconditionally waives all rights (including all moral rights) under Chapter IV of the Copyrights, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work, in whatever part of the world such rights may be enforceable

13.7	Nothing in this clause shall be construed as restricting the Executive’s rights or those of HSBC or the Company under the Patents Act 1977 and in particular, sections 39 to 43 Patents Act 1977.

14	Termination

14.1	Notwithstanding clause 4.1 the Employment shall be subject to termination by the Company:

14.1.1	notwithstanding the actual or expected provision of permanent health insurance benefits or any other benefit, by not less than six months’ notice in writing given at any time while the Executive shall have been incapacitated by reason of ill health or accident from performing the duties hereunder for a period of or periods aggregating 26 weeks in the preceding 12 months. If at any time during the currency of such a notice the Executive shall provide a medical certificate satisfactory to the Board to the effect that he has fully recovered physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice;

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14.1.2	by summary notice in writing and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the Termination Date) if the Executive shall have:

	(a)	committed by any act or omission any serious breach or repeated or continued (after warning) a material breach of the Executive’s obligations hereunder; or

	(b)	been guilty of conduct by act or omission (whether in the course of the duties hereunder or otherwise) tending to bring the Executive, HSBC or the Company or any Group Company into disrepute in the reasonable opinion of the Board or which causes HSBC, the Company or any Group Company substantial economic harm, provided that if such conduct is capable of remedy, he has first been given the opportunity to remedy the contract and has failed to do so; or

	(c)	been convicted of an offence under any statutory enactment or regulation (other than a traffic offence in respect of which the only penalty or sanction is a fine and/or licence endorsement and which does not render him unable to discharge his duties under this Agreement); or

	(d)	become bankrupt or had an interim order made against the Executive under the Insolvency Act 1986 or compounded with his creditors generally; or

	(e)	in the reasonable opinion of the Board, failed to perform the duties hereunder to a satisfactory standard, after having received a written warning from HSBC or the Company relating to the same; or

	(f)	been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

	(g)	resigned of his own choice as a director of HSBC or any Group Company not being at the request of or with the prior written agreement of the Board (save with reasonable and proper cause and where remaining as a director would substantially disadvantage him in his capacity as an officeholder of HSBC).

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

14.2	If the Company becomes entitled to terminate the Employment pursuant to clauses 5.3 or 14.1.2, or whilst the Company, HSBC or any external body investigates any allegation which would or may entitle the Company to terminate the Employment pursuant to clauses 5.3 or 14.1.2 it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive on full pay for so long as it may think fit or, for such period as is reasonable in the circumstances. During the period of any suspension, the Executive will continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Group.

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14.3	The Company reserves the right in its absolute discretion to give the Executive pay in lieu of all or any part of the notice of termination (whether notice is given by the Company or by the Executive). A dismissal without notice per se shall not constitute or imply an election under this clause 14.3. For this purpose, the Executive agrees that pay in lieu will consist of Basic Salary and other contractual benefits or cash equivalent (but excluding any Variable Pay) for the relevant period of notice less all Statutory Deductions. Any Variable Pay entitlement in respect of any part of the notice of termination which is worked by the Executive at the Employer’s request, will be considered in accordance with the provisions of clause 2.5.

14.4	During any period of notice of termination or part thereof (whether given by the Company or the Executive), the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from the Group’s premises and to direct that the Executive refrains from contacting any customers, clients, suppliers, agents, professional advisers or employees of HSBC, the Company or any Group Company, provided that this shall not affect the Executive’s entitlement during this period to receive his normal salary and other contractual benefits (excluding Variable Pay). For the avoidance of doubt, during such period the Executive shall continue to be bound by the same obligations to HSBC and the Company as were owed prior to the commencement of the period, including the duty of good faith and fidelity.

14.5	The Executive agrees that during any period of notice of termination whether given by the Company or by the Executive, he will give such assistance in effecting an orderly and comprehensive handover as HSBC and the Company may require.

14.6	Without prejudice to the constitution (including for the avoidance of doubt the articles of association) of any Group Company, on termination of the Employment howsoever arising, or upon either the Company or the Executive having served notice of such termination, and the Company having exercised its rights under clause 14.4 the Executive shall at the request of the Company:

14.6.1	resign from all offices held by him in HSBC, the Company and any Group Company, and

14.6.2	transfer without payment to the Company (or, as the Company may direct to HSBC or to any third party), any shares or other securities held by the Executive in HSBC or any Group Company as a nominee or trustee for HSBC or any other Group Company and deliver to HSBC or the Company (as directed) the related certificates provided however, that such resignations shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

14.6.3	forthwith deliver to HSBC all Confidential Information and all materials within the scope of clause 12.3 including any copies of any such materials, and all credit cards and other property of, or relating to the business of HSBC, the Company or of any Group Company, which may be in the Executive’s possession or under the Executive’s power or control and, if requested, provide a signed statement that he has fully complied with the obligations under this clause 14.6.3.

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14.7	If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole, or substantially the whole of the undertaking and assets of, or of the equity share capital of HSBC, the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding-up of HSBC, or of the disclaimer of this Agreement by the Company within one month after such acquisition.

15	Restrictive covenants

15.1	For the purposes of this clause 15 the following words have the following meanings:

15.1.1	“Company Products”means any banking or financial products developed, supplied, distributed or sold by the Company with which the duties of the Executive were materially concerned or for which he was responsible during the Restricted Period;

15.1.2	“Company Services”means any banking or financial services (including but not limited to technical and product support, technical advice and customer services) developed or supplied by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the Restricted Period;

15.1.3	“Comparator Group”means:

	(a)	the Total Shareholder Return (TSR) comparator group which applies to the last awards made under the HSBC Share Plan immediately before the Termination Date; and

	(b)	for so long as the Executive’s primary responsibilities under the terms of the Employment concern wholesale banking, The Goldman Sachs Group, Inc, Lehman Brothers Holdings Inc, Merrill Lynch & Co., Inc and Morgan Stanley

or where any of the companies or entities in (a) or (b) above are the subject of a takeover or undergo any form of reconstruction, the entities to which the relevant business assets of such companies are transferred from time to time (and for the purpose of this clause 15.1.3 the Comparator Group shall include all group companies of the companies and entities identified at (a) and (b) above);

15.1.4	“Confidential Information”has the meaning ascribed thereto in clause 12.2;

15.1.5	“Customer” means any person or firm or company or other organisation whatsoever to whom or which the Company supplied Company Products and Company Services during the Restricted Period and with whom or which, during the Restricted Period:

	(a)	the Executive had material personal dealings pursuant to the Employment; or

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(b) any employee who was under the direct or indirect supervision of the Executive had material personal dealings pursuant to their employment,

provided that in the case of a firm, company or other organisation “Customer” shall not include any division, branch or office of such firm or company or other organisation with which the Executive and/or any such employee as defined in sub-clause (b) above had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has occurred following such personal dealings “Customer shall include the part of the business with which the Executive or any employee as defined in sub-clause (b) above had dealings during the Restricted Period;

15.1.6	“Prospective Customer” means any person or firm or company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Products or Company Services during the Restricted Period and which were ongoing and not finally concluded at the Termination Date and with whom or which during such period:

(a) the Executive shall have had material personal dealings pursuant to the Employment; or

(b) any employee who was under the direct or indirect supervision of the Executive shall have had material personal dealings pursuant to their employment; or

(c) the Executive was directly responsible in a client management capacity on behalf of the Company,

provided that in the case of a fine, company or other organisation “Prospective Customer” shall not include any division, branch or office of such firm, company or other organisation with which the Executive and/or any such employee had no dealings during the Restricted Period save that where a restructuring of the farm or company or organisation has occurred following such personal dealings, “Prospective Customer” shall include the part of the business with which the Executive or any employee as defined in sub-clause (b) had dealings during the Restricted Period;

15.17	“Restricted Employee” means any person who is on the Termination Date, or was during the Restricted Period, employed or engaged by the Company or any Group Company and is by reason of such employment or engagement in possession of, or is reasonably likely to be in possession of, any trade secret or Confidential Information relating to the business of the Company or any Group Company or has acquired influence over its Customers or Prospective Customers (as defined in this clause 15 but so that references to the Executive shall be replaced by references to the relevant employee, being in either case a person with whom the Executive had material dealings during the Restricted Period);

15.1.8	“Restricted Products” means Company Products or any goods of the same or of a similar kind.

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15.1.9	“Restricted Period” means the period of 12 months ending on the Termination Date or, in the event that no duties were assigned to the Executive for any part of the duration of the notice period, the 12 months immediately preceding the last day on which the Executive carried out any duties for the Company;

15.1.10	“Restricted Services” means Company Services or any services of the same or of a similar kind;

15.1.11	“Restricted Supplier” means any person, company, business entity or other organisation whatsoever who has supplied goods or services to the Company or any Group Company (other than utilities and goods or services supplied for administrative purposes) during any part of the Restricted Period or who has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date;

15.2	The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and certain Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 15 are reasonable and necessary to protect the legitimate business interests of the Company and any applicable Group Company both during and after the termination of the Employment.

15.3	The Executive hereby undertakes with the Company that he will not for the period of twelve months after the Termination Date (and six months after the Termination Date in the case of clause 15.3.1) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

15.3.1	in competition with the Company anywhere in the world, in a senior capacity be employed by or engaged or otherwise interested in any of the companies (or other entities) within the Comparator Group in the business of developing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services; or

15.3.2	in competition with the Company, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Products or Restricted Services from any Customer or Prospective Customer; or

15.3.3	employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services; or

15.3.4	interfere with, or endeavour to interfere with, the supply or provision of goods or services (other than utilities, or goods or services supplied for administrative purposes) to the Company or to induce the cessation of the supply or provision of such goods or services from any Restricted Supplier; or

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15.3.5	in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Products or Restricted Services; or

15.3.6	solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

15.4	If the restriction in clause 15.3.1 is for any reason held to be unenforceable in any jurisdiction in the world the Executive shall agree to such amended or lesser restriction as would enable that restriction to be enforced so far as possible in such jurisdiction.

15.5	The benefit of clause 15.3 shall be held on trust by the Company for HSBC and for each Group Company and the Company reserves the right to assign the benefit of such provisions to HSBC and to any Group Company, in addition such provisions also apply as though there were substituted for references to “the Company” references to HSBC or to each Group Company in relation to which the Executive has in the course of his duties for the Company or by reason of rendering services to or holding office in such Group Company:

15.5.1	acquired knowledge of its trade secrets or Confidential Information; or

15.5.2	had material personal dealings with its Customers or Prospective Customers; or

15.5.3	supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers,

but so that references in clause 15 to “the Company” shall for this purpose be deemed to be replaced by references to HSBC or to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 15.5 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of HSBC or any other Group Company or the Company. In addition, at the request of the Company the Executive shall enter into a direct agreement or undertaking with HSBC or any other Group Company whereby he will accept restrictions corresponding to the restrictions in this clause 15 (or such of them as may be appropriate).

15.6	The Executive hereby undertakes with the Company that he will not at any time without the consent of the Company:

15.6.1	after the Termination Date engage other than as a private consumer in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) “HSBC” or “The Hongkong and Shanghai Banking Corporation” or incorporating the word(s) Hongkong Shanghai Banking Corporation;

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15.6.2	after the Termination Date in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with HSBC, the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with HSBC, the Company or any Group Company to its detriment other than simple and factual statements regarding the Executive’s period of employment, job title, responsibilities and role.

15.7	The parties agree that the periods referred to in clause 15.3 above will be reduced by one day for every day, during which, at the Company’s direction and in accordance with clause 14.4, the Executive has been excluded from the Company’s premises and has not carried out any duties.

15.8	While the restrictions in this clause 15 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of HSBC, the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion (s) as may be necessary to make it or them valid and effective.

16	Grievance, dismissal and disciplinary procedures

16.1	If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Group Chief Executive, setting out the nature and details of any such grievance or dissatisfaction. If the Executive is not satisfied with the decision of his line manager, he may within seven days of the decision appeal in writing to the Executive Group Chairman. Full details of the grievance procedure applicable to the Executive are set out in HSBC’s Employee Handbook. The grievance procedure is not contractually binding on HSBC or the Company.

16.2	The disciplinary rules applicable to the Executive are set out in HSBC’s Employee Handbook. The disciplinary procedure is not contractually binding on HSBC or the Company.

17	Disclosure of information

17.1	For the purposes of the Data Protection Act 1998 the Executive hereby consents to the procuring by the Company or HSBC of personal data including sensitive data of which the Executive is the subject. The Executive agrees that the data may be collected and held by the Company or by HSBC, or be disclosed or transferred to other employees of the Company or HSBC or to any other member of a Group Company (including if necessary to other offices of HSBC, the Company or any Group Company outside the European Economic Area) or to any other person as may be reasonably necessary or as otherwise permitted by law.

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17.2	The Executive agrees that HSBC, the Company and any Group Company may intercept, process and monitor communications transmitted by or to the Executive via any telecommunication systems (including e-mail) or services of HSBC, the Company or any Group Company.

18	General

18.1	The provisions of this Agreement are severable and, if any one or more provision may be determined to be illegal or otherwise unenforceable in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction, will nevertheless be binding and enforceable.

18.2	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

18.3	Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

18.4	The Executive hereby irrevocably appoints any other director of HSBC from time to time, jointly and severally, to be his attorney in his name and on his benefit to sign any documents and do things necessary or requisite to give effect to those matters which he is obliged to do pursuant to this Agreement (including but not limited to clauses 13 and 14.6.1. In favour of any third party a certificate in writing signed by any director or by the Secretary of HSBC that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

18.5	HSBC and any other Group Company may enforce the terms of this Agreement. No other person who is not a party to this Agreement may enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

18.6	There are no collective agreements that affect the terms and conditions of the Executive’s employment.

19	Other Agreements

19.1	This Agreement together with HSBC’s Employee Handbook (as amended from time to time) constitutes the entire agreement of the parties and shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive by HSBC, the Company or any Group Company.

19.2	Without prejudice to clause 19.1, in the event of any conflict between the terms of this Agreement and any other document purporting to relate to the employment of the Executive (including HSBC’s Employee Handbook from time to time in force) the terms of this Agreement prevail

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19.3	The Executive hereby acknowledges that he has no outstanding claims of any kind against HSBC, the Company or any Group Company (otherwise than in respect of remuneration and expenses accrued due to the date of this Agreement but not yet paid).

20	Choice of law and submission to jurisdiction

20.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales.

20.2	The Executive hereby submits to the jurisdiction of the High Court of Justice in England but this Agreement may be enforced by the Company or by HSBC in any court of competent jurisdiction.

21	Definitions

21.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Board” means the Board of Directors for the time being of HSBC or any committee of the Board (including the Group Management Board) to which powers have been properly delegated or such person or persons designated by the Board from time to time as its representative for the purposes of this Agreement; ‘Commencement Date” means the date of this Agreement; “Employment” means the Executive’s employment under this Agreement;

“Designated investment Exchange” means any investment exchange included on the FSA’s list of designated investment exchanges;

‘FSA’ means the Financial Services Authority;

“FSMA” means the Financial Services and Markets Act 2000; “Good

Reason’ means:

(i) an involuntary reduction in the Executive’s title below that set out at clause 1.1, other than as a result of disciplinary action taken in accordance with HSBC’s disciplinary procedure as a result of serious or gross misconduct and/or Egregious Performance issues on the Executive’s part, (and in either case, whether misconduct or performance, such conclusion having been reached reasonably based on fair and objective evaluation of the same by HSBC). Egregious performance issues are defined as a sustained (over 3 financial years) net profit before tax loss in the total portfolio over which the Executive has material and direct oversight at any time and is subject to HSBC’s consideration in its absolute discretion, of relevant external market conditions and the business performance of comparators in the same market at such time (“Egregious Performance”).

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(ii) any material diminution in the Executive’s key responsibilities or authorities other than as a result of disciplinary action taken in accordance with HSBC’s disciplinary procedures as a result of serious or gross misconduct and/or Egregious Performance issues on the Executive’s part (and in either case, whether misconduct or performance, such conclusion having been reached reasonably based on fair and objective evaluation of the same by HSBC);

(iii) a failure by the Company or by HSBC to make any payment when and as provided for under this Agreement;

(iv) any material change or diminution in the remit of the Executive’s role other than as a result of disciplinary action taken in accordance with HSBC’s disciplinary procedures as a result of serious or gross misconduct and or Egregious Performance issues on the Executive’s part, (and in either case, whether misconduct or performance, such conclusion having -been reached reasonably based on fair and objective evaluation of the same by HSBC).

(v) any act or series of a s or omissions that when taken together or alone, constitute a repudiatory breach by the Company or by HSBC of the terms and conditions of this Agreement.

provided, however, that no event, action or omission shall constitute Good Reason if the Executive has not within 60 days of knowledge thereof, given the Company written notice of his intention to terminate the Employment on the grounds that such event, action or omission constitutes Good Reason, or the Group has not cured any such event, action or omission (if capable of cure), within 60 days of formal written receipt of such notice from the Executive.

“Group” means HSBC and the Group Companies;

“Group Chief Executive” means the Group Chief Executive of HSBC from time to time;

“Group Company” means any holding company for the time being of HSBC and any subsidiary for the time being of HSBC or of any such holding company (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 736 Companies Act 1985) and “Group Companies” shall be interpreted accordingly;

‘HSBC’ means HSBC Holdings plc;

“Recognised Investment Exchange” means a recognised investment exchange as defined by section 285 FSMA, including a recognised overseas investment exchange;

“Termination Date” means the date on which the Executive’s Employment terminated;

“UK Listing Authority” means the FSA in its capacity as the competent authority for the purposes of Part VI of FSMA:

21.2	references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

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21.3	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement; and

21.4	a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes any subordinate provision (as defined by section 21(1) interpretation Act 1978) made under it and provision which has superseded it or re-enacting it (with or without modification) before or after the date of this Agreement except where it is after the date of this Agreement to the extent that the liability of any party is thereby increased or extended.

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IN WITNESS WHEREOF this Agreement has been executed the day and year first above written.

EXECUTED AS A DEED by)
the Company in the presence of:)

.... Dated: 8. 09. 2008

Director Willem J de Graaf
Managing Director

.... Dated: 08.09.2008

~~Director~~/Secretary

EXECUTED AS A DEED by) .... Dated: 5.9.2008

the Executive)

in the presence of:) .... Dated: 5.9.2008

Witness Name) A ALMEIDA

Address) 8 Canada Square
[redacted]
London E14 5HQ
[redacted]

Occupation HR DIRECTOR